Exhibit 5.1

STEPP LAW GROUP
A PROFESSIONAL CORPORATION
32 EXECUTIVE PARK, SUITE 105
IRVINE, CALIFORNIA 92614
TELEPHONE: 949.660.9700
FACSIMILE:   949.660.9010

November 29, 2005

MANEKI MINING INC.
4462 John Street
Vancouver, British Columbia V5V 3X1

Attention:   Sean Watkinson

Re:  Registration Statement on Form SB-2

Dear Mr. Watkinson:

As special counsel to Maneki Mining Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 1,750,000 shares of the Company’s common stock which have been issued by the Company (the “Shares”). We have been informed that the Shares will be registered for sale or transfer by the provisions of that certain Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Commission") pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of the Shares, which are owned by those selling stockholders specified in that Registration Statement  (the "Registration Statement"). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

It is our opinion that the Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable.

The opinion specified in this letter is based solely on Nevada law.  We express no opinion as to compliance with the laws of any other jurisdiction and the effect, if any, which any such non-compliance might have. Nothing in this letter is intended of shall be construed as an opinion concerning any matters not specified in this letter.

We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this opinion letter.  The opinion specified in this letter is expressly limited to the matter specified in this letter, and we

MANEKI MINING INC.
November 29, 2005

make no opinion, express or implied, as to any other matters relating to the Company or its securities.

The opinion specified in this letter is furnished for your benefit regarding the issuance by the Company of the Shares.  We consent to the use of this letter as an exhibit to the Registration Statement.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP,
a professional corporation

       /s/    Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.

TES/azo